Exhibit 1.02

Conflict Minerals Report of Checkpoint Systems, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report (the “Report”) of Checkpoint Systems, Inc. (“Checkpoint”) for the reporting period from January 1 to December 31, 2013 prepared in accordance with Rule 13p-1(the “Rule”) under the Securities Exchange Act of 1934 (“1934 Act”). Please refer to the Rule, Form SD and the 1934 Act Release No. 34-67716 for definitions of the terms used in this Report, unless otherwise defined herein.

1.	Due Diligence

In order to reduce the risks of the potential adverse impacts which may be associated with extracting, trading, handling and exporting minerals from conflict-affected and high-risk areas, and recognizing that Checkpoint has the responsibility to respect human rights and not contribute to conflict through its mineral-related purchasing decisions and practices, Checkpoint has undertaken the due diligence efforts outlined below. Checkpoint’s due diligence efforts conform generally with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework"), an internationally recognized due diligence framework.

The term “conflict mineral” as used in this Report and as defined by the SEC refers to those minerals covered by the Rule, regardless of their origin. Use of the term “conflict mineral” does not denote that the minerals originated in the Democratic Republic of the Congo or countries adjoining it.

Checkpoint’s business activities, focusing on shrink management, merchandise visibility and apparel labeling solutions, result in Checkpoint being several levels removed from the actual mining of conflict minerals. Checkpoint does not purchase raw ore or unrefined conflict minerals in the Democratic Republic of the Congo or any adjoining country (“the Covered Countries”). Some Checkpoint products use in their designs and assemblies electronic components made by unaffiliated third parties that contain certain conflict minerals.

Checkpoint’s due diligence measures were based primarily on the OECD Framework and consultation with outside legal and financial counsel. The due diligence process was initiated by convening leaders from multiple Checkpoint departments, including sourcing, manufacturing, engineering, and legal. Together this team created an internal structure and plan for identifying the potential sources of conflict minerals. This plan detailed the due diligence process to be undertaken, assigned authority to an experienced senior staff member to oversee the due diligence process, allocated resources from the various departments to support successful operation of the due diligence process, and created organizational structures and communication processes to protect flows of critical information and ensure internal accountability. Checkpoint created its Conflict Minerals Policy Statement and Vendor Certification Form consistent with the standards set forth in the OECD Framework. It then engaged its suppliers and began distributing the Vendor Certification Form to them. Checkpoint also instituted an internal Conflict Minerals Policy and communicated the policy to relevant employees.

In its efforts to source only the highest quality goods at the most competitive prices, Checkpoint works with numerous suppliers throughout the world. The due diligence process included developing a plan for conducting country of origin inquiries of its suppliers. The group tasked with conducting the inquiries began by identifying those Checkpoint products potentially containing necessary conflict minerals. The team then identified the suppliers of components that may contain the conflict minerals and sought certifications from those suppliers that conflict minerals contained in goods or products being provided to Checkpoint did not originate in the Covered Countries. The due diligence team engaged those suppliers identified as having provided goods containing conflict minerals and provided them with the Electronic Industry Citizenship Coalition and Global Sustainability Initiative (“EICC/GeSI”) Conflict Minerals Reporting Template. The suppliers were asked to complete this template to describe to Checkpoint the sources of the conflict minerals and their own due diligence controls and procedures.

Certification from Checkpoint suppliers came in various forms including the established EICC/GeSI template, Checkpoint written inquiry, or by way of a letter stating that the goods or products being provided by them to Checkpoint did not contain or use any components with conflict minerals that originated in the Covered Countries. Some suppliers sent the EICC/GeSI template stating that their products are “Conflict Free.” The majority of the responses received to date have labeled Checkpoint’s suppliers’ products as “Conflict Minerals Undeterminable.”  Certain suppliers have reported that not all of their smelters have been identified and or certified by the EICC/GeSI program.

The due diligence team recorded all of the information received back from Checkpoint’s suppliers in an internal tracking database. The team reviewed this information for red flags and irregularities, meeting regularly with senior management in multiple Checkpoint departments to discuss its progress and findings.

Through conducting the process detailed above, Checkpoint has determined that, for the reporting period from January 1 to December 31, 2013, while many of its products do not contain conflict minerals or do not contain conflict minerals from Covered Countries, certain of its products contain components that contain conflict minerals for which Checkpoint has been unable to determine their source with sufficient certainty.

This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides a temporary accommodation for the first two years following November 13, 2012.

2.	Product Descriptions

Overview

Checkpoint is a leading global manufacturer and provider of technology-driven loss prevention, inventory management and labeling solutions to the retail and apparel industries.

Within loss-prevention, Checkpoint is a leading provider of electronic article surveillance (EAS) systems and tags using RF and electro-magnetic (EM) technology. Checkpoint also engineers systems using RF and acousto-magnetic (AM) technology. Its loss prevention solutions enable retailers to safely display merchandise in an open environment. Checkpoint also offers customers the convenience of tagging their merchandise or associated packaging at the manufacturing source.

Increasingly, retailers and manufacturers are focused on tracking assets moving through the supply chain. In response to this growing market opportunity, Checkpoint provides a portfolio of inventory management solutions in the form of Radio Frequency Identification (RFID) products and services principally for closed-loop apparel retailers and department stores. These products give customers precise details on merchandise location and quantity as it travels from the manufacturing source through to the retail store.

Checkpoint manufactures and sells worldwide a variety of tickets, tags and labels for customers in the retail and apparel industry. Applications include variable data management and printing, with size, care, content, pricing information, and brand identification. In addition, Checkpoint offers barcode printing and integrated EAS tags for loss prevention and integrated RFID tags for item tracking and inventory management.

In Europe, Checkpoint is a leading provider of retail display systems (RDS) and hand-held labeling systems (HLS) used for retail price marking and industrial applications.

Products and Offerings

Each of Checkpoint’s segments offers an assortment of products and services that in combination are designed to provide a comprehensive, single stop shop solution to help retailers, manufacturers, and distributors identify, track, and protect their assets throughout the supply chain. Each segment and its respective products and services are described below.

MERCHANDISE AVAILABILITY SOLUTIONS

Checkpoint’s largest segment provides shrink management and inventory management (RFID) solutions to retailers. The diversified line of products offered in this segment is designed to help retailers in a number of ways: prevent inventory losses caused by theft, reduce selling costs through lower staff requirements, enhance consumer shopping experiences, improve inventory management, and boost sales by having the right goods available when consumers are ready to buy. The Merchandise Availability Solutions segment includes the following key products:

Electronic Article Surveillance Systems

Checkpoint offers a wide variety of EAS-RF and EAS-EM systems tailored to meet the varied requirements of retail store configurations in multiple market segments. These systems are designed to act as a visible deterrent to merchandise theft. They are comprised of antennas and deactivation units which respond to or act upon our EAS tags and labels. Antennas include readers, sometimes integrated, sometimes external, that can be RFID-enabled.

Some of Checkpoint’s EAS products are assembled using electronic components, metal and plastics parts. There are no custom made electronic components other than the printed circuit board. All other electronic components used in Checkpoint’s manufacturing are designed and manufactured by other companies. Certain of these electronic components contain conflict minerals. Checkpoint undertook the due diligence measures described in Section 1of this Exhibit 1.02 in order to determine the source of the conflict minerals used in those electronic components provided by unaffiliated third parties. Despite these efforts, Checkpoint was unable to determine with sufficient accuracy the source of the conflict minerals contained in certain of those electronic components.

Electronic Article Surveillance Consumables

Checkpoint offers a wide variety of EAS-RF and EAS-EM labels that work in combination with its EAS systems to protect a wide range of merchandise for several types of retail environments. This diversified line of discrete, disposable labels is designed to enable retailers to protect a wide array of easily-pocketed, high-shrink merchandise. Checkpoint’s paper-thin EAS labels have characteristics that are easily integrated with high-speed, automated application systems. While EAS labels can be applied in retail stores and distribution centers, many customers take advantage of the source tagging program. In source tagging programs, EAS labels and hard tags are configured to customers' merchandise and specific security requirements and applied at the point of manufacture.

Checkpoint’s Hard Tag@Source (HT@S) program combines the benefits of a strong visual theft deterrent with point-of-manufacture tagging. These tags are lightweight, reusable and visually pleasing, while offering superior detection and easy removal upon purchase. HT@S ensures consistency and tagging compliance while removing the high cost of in-store tagging labor.

To Checkpoint’s knowledge, EAS labels do not contain any conflict minerals because they are manufactured using aluminum, paper, film and adhesives. HT@S products are manufactured by Checkpoint using metal parts, plastic parts and some electronic components including wire and capacitors. All electronic components are designed and manufactured by other companies. Certain of these electronic components contain conflict minerals. Checkpoint undertook the due diligence measures described in Section 1of this Exhibit 1.02 in order to determine the source of the conflict minerals used in those electronic components provided by unaffiliated third parties. Despite these efforts, Checkpoint was unable to determine with sufficient accuracy the source of the conflict minerals contained in certain of those electronic components.

Alpha®

Alpha® high-theft solutions complement Checkpoint’s EAS systems. Alpha® pioneered the “open display” security philosophy by providing retailers a truly safe means to bring merchandise from behind locked cabinets and openly display it. The Alpha ® product line supplies retailers with innovative and technically advanced solutions to protect high-risk, and in some cases, high-value, merchandise. Applications are many and varied depending on the merchandise and location to be protected. Products include Keepers™, Spider Wraps ®, Bottle Security, Cable Loks ®, hard tags, NanoGates ® and Showsafe™. All Alpha ® products are available in AM, RF, or EM formats.

Some of Checkpoint’s Alpha® products may contain components with conflict minerals. Alpha ® hard tags are manufactured by Checkpoint using metal parts, plastic parts and some electronic components including wire and capacitors. There are no custom made electronic components other than the printed circuit board. All other electronic components are designed and manufactured by other companies. Certain of these electronic components contain conflict minerals. Checkpoint undertook the due diligence measures described in Section 1of this Exhibit 1.02 in order to determine the source of the conflict minerals used in those electronic components provided by unaffiliated third parties. Despite these efforts, Checkpoint was unable to determine with sufficient accuracy the source of the conflict minerals contained in certain of those electronic components.

Merchandise Visibility Solutions (RFID)

Checkpoint’s Merchandise Visibility™ product line gives retailers and their suppliers key insights into the location and quantity of merchandise as it travels through the supply chain. These solutions integrate RFID at point of manufacture, through logistics and distribution operations, into and throughout the store, including exit points. The Merchandise Visibility ™ Solutions encompass a comprehensive, integrated set of hardware, software, tags and services. These solutions are based on RFID technology, and enable closed-loop apparel retailers and department stores to achieve key operational objectives including reducing out-of-stocks, maximizing on-shelf availability, reducing working capital requirements, and increasing sales.

Some of the Merchandise Visibility Solutions are assembled using electronic components, metal and plastic parts by unaffiliated third parties. There are no custom made electronic components other than the printed circuit board.  All other electronic components are designed and manufactured by other companies. Certain of these electronic components contain conflict minerals. Checkpoint undertook the due diligence measures described in Section 1of this Exhibit 1.02 in order to determine the source of the conflict minerals used in those electronic components provided by unaffiliated third parties. Despite these efforts, Checkpoint was unable to determine with sufficient accuracy the source of the conflict minerals contained in certain of those electronic components.

APPAREL LABELING SOLUTIONS

Apparel Labeling Solutions (ALS) is Checkpoint’s second largest segment. It provides apparel retailers, brand owners, and manufacturers with a single source for their apparel labeling requirements. ALS also includes a web-based data management service and network of 20 service bureaus strategically located in 17 countries close to where apparel is manufactured. Checkpoint’s data management service offers order entry, logistics, and data management capabilities. It facilitates on-demand printing of variable information onto apparel tags and labels.

Checkpoint integrates loss prevention and/or merchandise visibility functionality into traditional apparel tags, helping retailers reduce costs and improve operational synergies in their stores and throughout their supply chains. Products include graphic tags and labels, variable data tags and labels, woven labels, care and content labels, printed fabric and specialty trim labels, fully integrated tags and labels and RFID tags and labels.

ALS products are made of paper, film and adhesives that to Checkpoint’s knowledge do not contain any conflict minerals. Some of the ALS products may have an RF or RFID inlay. To Checkpoint’s knowledge these labels do not contain any conflict minerals because they are manufactured using aluminum, paper, film and adhesives.

RETAIL MERCHANDISING SOLUTIONS

The Retail Merchandising Solutions (RMS) segment includes hand-held labeling applicators and tags, promotional displays, and customer queuing systems. These traditional products broaden Checkpoint’s reach among retailers, promote their products and enable them to communicate with their customers in an effective manner.

Hand-held Labeling Systems

Checkpoint’s METO® hand-held labeling systems (HLS) include a complete line of hand-held price marking and label application solutions, primarily sold to retailers and manufacturing industry. Sales of labels, consumables, and service generate a significant source of recurring revenues.

Hand-held labeling applicators consist of plastic and metal parts that to Checkpoint’s knowledge are free from conflict minerals. The HLS labels and consumables consist of paper and adhesives that are free from conflict minerals.

Retail Display Systems

Checkpoint’s retail display systems (RDS) include a wide range of products for customers in certain retail sectors, such as supermarkets and do-it-yourself, where high-quality signage and in-store price promotion are important. Product categories include traditional retail promotional systems for in-store communication and electronic graphics display, and customer queuing systems. Product categories include traditional in-store retail promotional systems, shelf management solutions and customer queuing systems.

Retail display systems consist of plastic, paper and metal parts that to Checkpoint’s knowledge are free from conflict minerals.

3.	Next Steps

Over the course of the next compliance period and continuing thereafter, Checkpoint intends to take the steps detailed below to improve its due diligence efforts and continue to mitigate the risk that its necessary conflict minerals benefit armed groups.

Checkpoint will continue to evaluate and improve its internal management structures in order to best support supply chain due diligence. Checkpoint plans to continue to communicate its Conflict Minerals Policy Statement and Vendor Certification Form to its suppliers and to make this policy publicly available on its website. The Company will continue to pursue varied engagement efforts with its suppliers to ensure that those suppliers are operating in a manner consistent with the policies and guidance laid out in the OECD Framework. As Checkpoint continues to gather information from its suppliers, it will record and store that information in its internal tracking database.

Based on the information gathered from its suppliers, Checkpoint will continue to work to identify and assess risks in the supply chain related to compliance with its Conflict Minerals Policy. The due diligence team will work to identify conflict minerals in the supply chain, spot red flags, and assess the due diligence practices of suppliers. Based on the risks identified in this process, Checkpoint will work with its suppliers to mitigate risks by creating a strategy and setting performance goals and, where mitigation attempts are unsuccessful, disengaging with the supplier if necessary. Checkpoint will publicly report on its due diligence efforts and their results.